Exhibit 10.6
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement is entered into between CNA Financial Corporation (the “Company”) and Thomas F. Motamed (the “Executive”), as of October 24, 2008 (the “Amendment”).
     WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated May 22, 2008 (the “Employment Agreement”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement;
     WHEREAS, the Company and the Executive now intend that the Executive shall commence employment with the Company on January 1, 2009, rather than June 8, 2009; and
     WHEREAS, in connection with the Executive’s earlier commencement of employment, the Company and the Executive wish to (i) amend the Employment Agreement in accordance with Section 22(c) of the Employment Agreement, and (ii) agree on certain activities that are to occur between the effective date of this Amendment and the Executive’s Commencement Date, as hereinafter set forth;
     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Employment Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Section 1 of the Employment Agreement is hereby amended by replacing “Monday, June 8, 2009” with “Thursday, January 1, 2009”.
     2. Because the financial markets are closed on January 1, 2009, however, Sections 3(d) and 3(e)(i) of the Employment Agreement are hereby amended so that the grants of SARs and RSUs thereunder that were to be made on the Commencement Date shall instead be made the first business day following the Commencement Date. In addition, Section 3(e)(ii) of the Employment Agreement is hereby amended so that the grant of RSUs thereunder that was to be made on the Commencement Date (x) shall instead be made in the first calendar quarter of 2009, (y) shall be made on terms and conditions that are consistent with the Employment Agreement (including, without limitation, Section 3(e)(ii) thereof) and otherwise no less favorable to the Executive than those that apply to corresponding grants to other senior executive officers of the Company and (z) in the third sentence the phrase “Commencement Date” shall be replaced with the phrase “date of grant”.
     3. Section 6.3(d) of the Employment Agreement is hereby amended by replacing “June 8, 2009” with “January 1, 2009”.

     4. From the effective date of this Amendment until December 31, 2008, the Executive agrees to participate in orientation activities at the Executive’s convenience, which may include receiving written materials, meeting with representatives of the CNA Companies at the convenience of the Executive, and similar activities. In connection with such orientation activities, the Company shall not cause the Executive to take any actions that would violate the Restrictive Covenants.
     5. The Executive agrees that, from and after the effective date of this Amendment, he shall not reveal to or utilize for the benefit of, any person or entity other than the CNA Companies or any of their Affiliates, Confidential Information that he acquires during the course of or as a result of his orientation with the Company pursuant to this Amendment and that relates to (x) the CNA Companies and any of their Affiliates or (y) the CNA Companies’ customers, employees, agents, brokers and vendors. The Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the CNA Companies. Notwithstanding the foregoing, however, such Confidential Information may be used and disclosed to the extent permitted under Section 7(a) of the Employment Agreement.
     6. In the third sentence of Section 17(a) of the Employment Agreement, (x) the phrase “(as amended)” shall be replaced with the phrase “(as amended, waived, or released)” wherever it appears, and (y) the phrase “(as amended, waived or released)” shall be added after each of the phrases “March 2, 2008”, “March 1, 2007” and “March 12, 2008”. In the second sentence of Section 17(c) of the Employment Agreement, the phrase “will not at any time violate” shall be replaced with the phrase “will not at any time knowingly or intentionally violate”.
     7. The Executive shall be entitled to indemnification and advancement, in accordance with Section 18 of the Employment Agreement, for any Claim that is based on actions (or inactions) of the Executive on or after the date hereof (x) under Section 4 of this Amendment or (y) in the course of performing services for (or at the request of) the Company or any of its Affiliates, in either case, other than any Claim that is based on an alleged breach by the Executive of the Restrictive Covenants, which breach is finally determined both to have occurred and to have been knowing or intentional. Section 19 of the Employment Agreement shall apply only to the extent that the Executive is not entitled to indemnification and advancement under Section 18 of the Employment Agreement, as amended by the preceding sentence.
     8. Except as modified by this Amendment, the Employment Agreement remains in full force and effect in accordance with its terms, covenants, and conditions, all of which are hereby ratified and confirmed by the Executive and the Company. In addition, this Amendment and the Employment Agreement, as amended by this Amendment contain the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.

     9. No provision in this Amendment may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Amendment that is being amended and that is signed by the Executive and an authorized officer of the Company.
     10. This Amendment shall be governed, interpreted, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware (without regard to choice of law or conflict of laws principles), to the extent not displaced by federal law.
     11. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
[Signatures to follow on subsequent page]

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the date stated above.

CNA FINANCIAL CORPORATION
By:	/s/ Robert M. Mann
	Name:	Robert M. Mann
	Title:	Senior Vice President & Deputy General Counsel

THOMAS F. MOTAMED
By:	/s/ Thomas F. Motamed

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